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                                                                     Exhibit 15

                                SECOND AMENDMENT
                       TO EMPLOYEE BENEFIT TRUST AGREEMENT

            Second Amendment to Employee Benefit Trust Agreement dated as of the 9th day of September, 1996 (the "Second Amendment") by and between New York State Electric & Gas Corporation (the "Corporation") and Bankers Trust Company, a New York Banking Corporation, as Trustee ("Trustee") amending certain provisions of the Employee Benefit Trust Agreement, dated as of July 1, 1994, as amended, (the "Trust Agreement") by and between the Corporation and the Trustee.

            WHEREAS, the Employment Agreement, dated January 19, 1994, as amended, previously entered into between the Corporation and James A. Carrigg ("Carrigg Employment Agreement") terminated on September 9, 1996.

            WHEREAS, the Corporation has entered into an Employment Agreement, dated August 7, 1996, with Wesley W. von Schack ("von Schack Employment Agreement") which provides in Section 10 thereof for certain payments to be made by the Corporation to Mr. von Schack in the event of certain terminations of his employment.

            WHEREAS, the parties hereto wish to amend the Trust Agreement to reflect the termination of the Carrigg Employment Agreement and the entering into by the Corporation of the von Schack Employment Agreement.

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            1. The fifth WHEREAS clause of the Trust Agreement is hereby amended to read in its entirety as follows:

            "WHEREAS, the Corporation has entered into an Employment Agreement dated August 7, 1996 with Wesley W. von Schack (hereinafter, the "von Schack Employment Agreement"), which provides in Section 10.1(A) thereof for certain severance payments to be made by the Corporation to Mr. von Schack in the event of certain terminations of his employment (such severance payments, as grossed up pursuant to Section 10.2 of the von Schack Employment Agreement, are hereinafter referred to as the "von Schack Severance Benefits");and"

            2. The sixth WHEREAS clause of the Trust Agreement is hereby amended by deleting the phrase "Carrigg Severance Benefits" and inserting in its place the phrase "von Schack Severance Benefits".

            3. The seventh WHEREAS clause of the Trust Agreement is hereby

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            amended by deleting the phrase "Carrigg Employment Agreement" and inserting in its place the phrase "von Schack Employment Agreement".

            4. The first sentence of Section 6.1 of the Trust Agreement is hereby amended by deleting the phrase "Carrigg Employment Agreement" and inserting in its place the phrase "von Schack Employment Agreement".

            5. The third sentence of Section 6.1 of the Trust Agreement is hereby amended by deleting the parenthetical "(or the Carrigg Employment Agreement, in the case of James A. Carrigg)" and inserting in its place the parenthetical "(or the von Schack Employment Agreement, in the case of Wesley W. von Schack)".

            6. This Second Amendment is effective as of the date first above written.

            7. Except as expressly modified hereby, the terms and provisions of the Trust Agreement remain in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective duly authorized representatives as of the date first above written.


NEW YORK STATE ELECTRIC &                         BANKERS TRUST COMPANY
  GAS CORPORATION


By:                                               By:
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